Exhibit (d)(iv)

SCHEDULE A

to the

SUB-ADVISORY AGREEMENT

Dated May 9, 2024, by and among

GRAYSCALE ADVISORS, LLC

GRAYSCALE FUNDS TRUST

and

VIDENT ADVISORY, LLC D/B/A VIDENT ASSET MANAGEMENT

as amended and restated June 3, 2025

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the based on the greater of (1) the minimum fee or (2) daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Minimum Fee	Asset Level	Effective Date
Grayscale Privacy ETF	$30,000	0.055% on the first $250 million in assets, 0.045% on the next $250 million in assets, and 0.035% on all assets thereafter.	October 24, 2024
Grayscale Bitcoin Miners ETF	$30,000	0.055% on the first $250 million in assets, 0.045% on the next $250 million in assets, and 0.035% on all assets thereafter.	January 27, 2025
Grayscale Bitcoin Covered Call ETF	$65,000	0.055% on the first $250 million in assets, 0.045% on the next $250 million in assets, and 0.035% on all assets thereafter.	March 31, 2025
Grayscale Ethereum Covered Call ETF	$65,000	0.055% on the first $250 million in assets, 0.045% on the next $250 million in assets, and 0.035% on all assets thereafter.	April 25, 2025
Grayscale Bitcoin Adopters ETF	$40,000	0.055% on the first $250 million in assets, 0.045% on the next $250 million in assets, and 0.035% on all assets thereafter.	April 23, 2025
Grayscale Bitcoin Premium Income ETF	$65,000	0.055% on the first $250 million in assets, 0.045% on the next $250 million in assets, and 0.035% on all assets thereafter.	March 31, 2025
Grayscale Ethereum Premium Income ETF	$65,000	0.055% on the first $250 million in assets, 0.045% on the next $250 million in assets, and 0.035% on all assets thereafter.	April 25, 2025
Grayscale Artificial Intelligence Infrastructure ETF	$30,000	0.055% on the first $250 million in assets, 0.045% on the next $250 million in assets, and 0.035% on all assets thereafter.	June 3, 2025